STOCK PURCHASE AGREEMENT


         This Agreement is made this _______ day of June, 1990 between The Pioneer Group, Inc., a Delaware corporation ("PGI") and Pioneer Short-Term Income Trust, a Massachusetts business trust (the "Trust").

         WHEREAS, the Trust wishes to sell and PGI wishes to purchase 25,000 shares of beneficial interest in the Trust for a purchase price of $4.00 per share (the "Shares"); and

         WHEREAS, PGI is purchasing the Shares for the purpose of providing the initial capitalization of the Trust;

         NOW, THEREFORE, the parties hereto agree as follows:

         111      Simultaneously with the execution of this Agreement, PGI is delivering to the Trust a check in the amount of $100,000 in payment for the Shares.

         121      PGI agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.



                                                 THE PIONEER GROUP, INC.

                                                 By:_______________________
                                                    /s/ John F. Cogan, Jr.

                                                 PIONEER SHORT-TERM INCOME TRUST